Exhibit 3.4

Attachment

4.  By a resolution adopted by the board of directors, the certificate of designation is being amended as follows or the new class or series is:

Section 3(a) of the Certificate of Designations, Rights and Preferences of Series C Convertible Preferred Stock of nFinanSe Inc., is amended and restated in its entirely as follows:

(a) In the event of any voluntary or involuntary liquidation, dissolution or winding up of the Corporation (any such event being hereinafter referred to us a (“Liquidation”), distributions to the shareholders of the corporation shall be made in the following manner:

(i) the holders of then outstanding shares of the Corporation’s Series E Convertible Preferred Stock, $0.001 par value per share (“Series E Preferred Stock”), will be entitled to receive payment out of such assets of the Corporation in an amount equal to the greater of (i) $4.50 per share of Series E Preferred Stock (such applicable foregoing amount being referred to as the “Series E Liquidation Preference”), plus any declared but unpaid dividends, and (ii) the amount such holder would have received if such holder had converted its shares of Series E Preferred Stock to Common Stock, subject to but immediately prior to such Liquidation.  In the event the assets of the Corporation are insufficient to pay the full Series E Liquidation Preference to all holders of Series E Preferred Stock, the assets of the Corporation shall be distributed ratably among such holders in proportion to the product of the liquidation preference for each such share and the number of shares owned by such holder.

(ii) After payment of the Series E Liquidation Preference to the holders of Series E Preferred Stock, the holders of then outstanding shares of the Corporation’s Series D Convertible Preferred Stock, $0.001 par value per share (“Series D Preferred Stock”), will be entitled to receive payment out of such assets of the Corporation in an amount equal to the greater of (i) $3.00 per share of Series D Preferred Stock (such applicable foregoing amount being referred to as the “Series D Liquidation Preference”), plus any declared but unpaid dividends, and (ii) the amount such holder would have received if such holder had converted its shares of Series D Preferred Stock to Common Stock, subject to but immediately prior to such Liquidation.  In the event the assets of the Corporation are insufficient to pay the full Series D Liquidation Preference to all holders of Series D Preferred Stock, the assets of the Corporation shall be distributed ratably among such holders in proportion to the product of the liquidation preference for each such share and the number of shares owned by such holder.

(iii) After payment of the Series E Liquidation Preference and the Series D Liquidation Preference to the holders of Series E Preferred Stock and Series D Preferred Stock, respectively, the Corporation’s Series A Convertible Preferred Stock, $0.001 per value per share (the “Series A Preferred Stock”), the Corporation’s Series B Convertible Preferred Stock, $0.001 per value per share (the “Series B Preferred Stock”), and the Series C Preferred Stock, on a pari passu basis, will be entitled to receive payment out of such assets of the Corporation as follows:

(a) in the case of the Series A Preferred Stock, an amount equal to the greater of (i) $1.00 per share of Series A Preferred Stock (such applicable foregoing amount being referred to as the “Series A Liquidation Preference”), plus any accumulated but unpaid dividends (whether or not earned or declared) on the Series A Preferred Stock, and (ii) the amount such holder would have received if such holder had converted its shares of Series A Preferred Stock to Common Stock, subject to but immediately prior to such Liquidation;

(b) in the case of the Series B Preferred Stock, an amount equal to the greater of (i) $3.00 per share of Series B Preferred Stock (such applicable foregoing amount being referred to as the “Series B Liquidation Preference”), and (ii) the amount such holder would have received if such holder had converted its shares of Series B Preferred Stock to Common Stock, subject to but immediately prior to such Liquidation; and

(c) in the case of the Series C Preferred Stock, an amount equal to the greater of (i) $2.00 per share of Series C Preferred Stock (such applicable foregoing amount being referred to as the “Series C Liquidation Preference”), and (ii) the amount such holder would have received if such holder had converted its shares of Series C Preferred Stock to Common Stock, subject to but immediately prior to such Liquidation.

In the event the assets of the Corporation are insufficient to pay the full Series A Liquidation Preference, Series B Liquidation Preference and Series C Liquidation Preference, the assets of the Corporation shall be distributed on a pari passu basis among such holders in proportion to the product of the liquidation preference for each such share and the number of shares owned by such holder.

(b) If the assets of the Corporation available for distribution to stockholders exceed the aggregate amount payable with respect to all shares of Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock, Series D Preferred Stock and Series E Preferred Stock then outstanding, then, after the payments required by Section 3(a) above shall have been made or irrevocably set aside, the holders of Common Stock shall be entitled to receive payment of a pro rata portion of such remaining assets based on the aggregate number of shares of Common Stock held or deemed to be held by such holder.  The holders of Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock, Series D Preferred Stock and Series E Preferred Stock shall not have the right to participate in such aforementioned distribution.